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                                                                 Exhibit (m)(10)

                              MEMBERS MUTUAL FUNDS
                                SUPPLEMENT NO. 3
                                  SERVICE PLAN
                                 CLASS A SHARES

A. MEMBERS MUTUAL FUNDS (the "TRUST") is a diversified, open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 ACT").

B. Paragraph B of the Service Plan (the "Plan") states that the Plan shall also apply to the Class A Shares of any other Fund as shall be designated from time to time by the board of trustees of the Trust (the "Board") in any supplement to the Plan.

C. At its May 26, 2006 meeting, the Board approved supplementing the Plan to include the Conservative Allocation Fund, Moderate Allocation Fund and Aggressive Allocation Fund as part of the Plan.

D. At its November 30, 2006 meeting, the Board approved supplementing the Plan to include the Small Cap Value Fund and Small Cap Growth Fund as part of the Plan.

E. The Plan is hereby supplemented to include Conservative Allocation Fund, Moderate Allocation Fund, Aggressive Allocation Fund, Small Cap Value Fund and Small Cap Growth as part of the Plan.

     IN WITNESS WHEREOF, MEMBERS Mutual Funds has adopted this Supplement to the Service Plan as of November 30, 2006.

                                        MEMBERS MUTUAL FUNDS


                                        By: /s/ David P. Marks
                                            ------------------------------------
                                            David P. Marks
                                            President